Exhibit 15.3

THIRD PARTY REPORT

RESERVES ESTIMATION AND EVALUATION

OF

CHAD, WEST QURNA AND PERU (PEP) ASSETS

AS OF DECEMBER 31, 2019

Prepared for

PETROCHINA COMPANY LIMITED

MARCH 26, 2020

CONFIDENTIAL

This document is confidential and has been prepared for the exclusive use of CNODCI/PetroChina or parties named herein. It may not be distributed or made available, in whole or in part, to any other company or person without the prior knowledge and written consent of Ryder Scott. No person or company other than those for whom it is intended may directly or indirectly rely upon its contents. Ryder Scott is acting in an advisory capacity only and, to the fullest extent permitted by law, disclaims all liability for actions or losses derived from any actual or purported reliance on this document (or any other statements or opinions of Ryder Scott) by CNODCI/PetroChina or by any other person or entity.

Timour Baichev, P.Eng. APEGA License No. 87454 Vice President

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

SUITE 800, 350 - 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	FAX (403) 262-2790
TEL (403) 262-2799

March 26, 2020

PetroChina Company Limited

9 Dongzhimen North Street

Dongcheng District

Beijing 100007

China

THIRD PARTY REPORT

RESERVES ESTIMATION AND VALUATION OF

CHAD, WEST QURNA AND PERU (PEP) ASSETS

AS OF DECEMBER 31, 2019

Ladies and Gentlemen,

Ryder Scott Company, L.P. (Ryder Scott) was requested by China National Oil and Gas Exploration and Development Corporation International Holding Ltd. (“CNODCI”), to conduct reserves estimations and evaluations (as of December 31, 2019) for selected petroleum assets in Chad, West Qurna (Iraq) and Peru (PEP), in which CNODCI has current interests. Ryder Scott has completed these evaluations and submitted our results of the reserves and corresponding Net Present Value (NPV) estimates to CNODCI in separate reports dated January 9, 2020 (Chad), January 14, 2020 (Peru) and January 11,2020 (Iraq). These reserves were prepared in accordance with U.S. Securities and Exchange Commission (SEC) regulations. Those reports are the definitive documents concerning the reserves and related net present values estimated by Ryder Scott and presented herein.

Recently, CNODCI requested that Ryder Scott prepare this Third Party Report concerning the above reserves work, which is intended to be submitted to PetroChina Company Limited (“PetroChina”). This report is presented to PetroChina to summarize the results of the reserves estimations and evaluations as of December 31, 2019 for the selected petroleum assets. This summary report is subject to, and includes by reference, all of the discussion elements contained in the Ryder Scott report letters contained in aforementioned reserve reports as of December 31, 2019.

METHODOLOGY

In carrying out our reserves and NPV evaluations, Ryder Scott relied upon information and data provided by CNODCI, which comprised basic engineering data; geosciences information and engineering interpretation associated with such data; other technical reports, costs and commercial data, and development plans. The available data and interpretations were reviewed for reasonableness and the latter adjusted where appropriate.

The results presented in this report are based upon information and data made available to Ryder Scott through December 2019. The reserves estimates, future production and Net Present Value (NPV) computations as presented herein are based upon these data and represent Ryder Scott’s opinion as of December 31,2019, as presented in the individual Ryder Scott reports for those assets.

Economic models were constructed based on terms of the applicable petroleum contracts as provided by CNODCI, in order to calculate CNODCI’s net revenue interest in the proved reserves. As of December 31, 2019, all proved SEC reserves were estimated up to the end of the license contract period only.

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PetroChina Company Limited March 26, 2020 Page 2

As per SEC guidelines, the oil prices which were used in the evaluation are the un-weighted 12-month arithmetic averages of the first-day-of-the month price for each month within the 12-month period prior to the end of reporting period, unless prescribed by contract. Those prices were held constant throughout the evaluation period except where alternate prices are prescribed by contract. The historical 12-month oil prices or contract prices, with supporting differentials, were supplied by CNODCI.

Future capital costs were derived from development program forecasts prepared by CNODCI for each production unit and corresponding to recent historical development cost data. The recent historical cost data for each relevant production unit were utilized to determine current operating cost conditions. These costs were not escalated throughout the evaluation period.

CNODCI’s net reserve volumes are derived by converting calculated net revenues accruing to CNODCI under the terms of the relevant petroleum contract into equivalent barrels of oil utilizing the average 2019 oil pricing explained above. The CNODCI net revenue interest volumes reported in this document represent those amounts that are determined to be attributable to CNODCI’s net economic interest after the deduction of amounts attributable to third parties (government and other working interest partners).

The NPV computations were also undertaken and derived using cost and production profiles input to the various economic models established for the selected assets in each country. These NPVs represent future net revenue before taxes, attributable to the interests of CNODCI, discounted over the economic life of the project at the SEC specified discount rate of ten percent per year to a present value as of December 31, 2019.

1.	RESULTS SUMMARY

1.1	Net Reserves

The following table presents the net entitlement for Total Proved reserves attributable to CNODCI’s working interests (WI) estimated in accordance with SEC guidelines. They were prepared using the methodology described above.

NET ENTITLEMENT PROVED RESERVES

AS OF DECEMBER 31, 2019

Country	Total Proved
	Oil	Sales Gas	NGL
	(Mbbl)	(MMcf)	(Mbbl)
Chad – Block H	78,813	0	0
Chad – PSA Area	4,478	0	0
Iraq – West Qurna	10,772	0	0
Peru – Block X	17,523	18,623	0
Peru – Block 57	0	343,127	20,548

TOTAL CNODCI	111,586	361,750	20,548

Notes:

1.

CNODCI holds a 90% WI in Chad – Block H, 75% WI in Chad – PSA Area, a 34.413 % WI plus Carry in West Qurna, a 100% WI in Block X (Peru) and a 46.16 % WI in Block 57 (Peru) assets. A royalty of 12 1⁄2% in Block H (Chad) is paid in kind; therefore, it is deducted from the Gross Reserves volumes. PSA Area in Chad has a 14.25% mineral resources compensation fee (royalty) and is paid in kind; therefore, it is also deducted from the Gross Reserves volumes. Net reserves are WI volumes less royalty volumes and less shared profit oil for Chad – PSA Area. Royalty volumes are zero for both Peru Block X and Block 57 due to

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PetroChina Company Limited March 26, 2020 Page 3

the fact that government takes a production tax instead. This leads to the fact that net and gross sales gas volumes are equal once adjusted for WI.
2.

Both Chad and West Qurna assets produce oil only. Block X produces oil and solution gas. Block 57 produces gas and NGL. Gas has been discovered in some structures in Chad, but at this time there is no market available for the gas.

1.2	Gross Volumes

Gross production volumes are presented for reference information only. Gross volumes include volumes attributable to third parties, government and other working interest partners.

GROSS PROVED RESERVES

AS OF DECEMBER 31, 2019

Country	Total Proved
	Oil (Mbbl)	Sales Gas (MMcf)	NGL (Mbbl)
Chad – Block H	102,123	0	0
Chad – PSA Area	10,268	0	0
Iraq – West Qurna	515,171	0	0
Peru – Block X	17,523	18,623	0
Peru – Block 57	0	743,342	44,514

TOTAL CNODC	645,085	761,965	44,514

Notes:

1.	Gross gas reserves for Peru – Block X and Block 57 represent gross sales volumes, not raw gas.

1.3	Net Present Values

The NPVs as of December 31, 2019 of estimated before tax cash flows discounted at 10 percent, attributable to CNODCI’s working interest in the projects identified above (excluding any balance sheet adjustments or financing costs), are summarized below.

NET PRESENT VALUES ATTRIBUTABLE TO CNODCI

AS OF DECEMBER 31, 2019

DISCOUNT RATE 10%

Country	Total Proved (US$M)
Chad – Block H	2,755,894
Chad – PSA Area	97,000
Iraq – West Qurna	157,971
Peru – Block X	553,539
Peru – Block 57	150,080

TOTAL CNODCI	3,714,484

Notes:

2.	NPVs in Chad – Block H, Chad – PSA Area, West Qurna, Block X and Block 57 assets represent CNODCI’s 90%, 75%, 34.413%, 100% and 46.16% WI, respectively.

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PetroChina Company Limited March 26, 2020 Page 4

Reserves are those estimated quantities of petroleum that are anticipated to be economically producible by application of development projects to known accumulations from a given date forward under defined conditions. Reserves must further satisfy four criteria: they must be discovered, recoverable, commercial and remaining (as of the evaluation date) based on the development project(s) applied. Reserves are further categorized in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by development and production status. All categories of reserve volumes quoted herein have been determined within the context of an economic limit test (pre-tax and exclusive of accumulated depreciation amounts) assessment prior to any NPV analysis.

We are independent petroleum engineers with respect to CNODCI. Neither we nor any of our employees have any financial interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of these studies, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott.

This third party report is provided subject to all the terms, conditions and qualifications set-out in the Ryder Scott reports on these assets that are mentioned at the start of this letter report.

It should be clearly noted that the NPVs contained herein do not represent a Ryder Scott opinion as to the market value of the subject properties.

Liquid hydrocarbons are expressed in standard 42 U.S. gallon barrels and shown herein as thousands of barrels (Mbbl). All gas volumes are expressed in millions of cubic feet (MMcf) at the official temperature and pressure bases of the areas in which the gas volumes are located. All gas reserves volumes are reported on an “as sold” basis.

The results of our third party study, presented in summary form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations.

Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1.580

Timour Baichev, P.Eng. APEGA License No. 87454 Vice President

TB (LPC)/pl

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS